                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                   AUGAT INC.
                (Name of Registrant as Specified In Its Charter)

                                   AUGAT INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

                                   AUGAT INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1994

     Notice is hereby given that the Annual Meeting of Shareholders of Augat Inc. (the "Company") will be held at The Enterprise Room, State Street Bank and Trust Company, 5th Floor, 225 Franklin Street, Boston, Massachusetts, on Tuesday, April 26, 1994 at 1:30 P.M. for the following purposes:

          1. To elect three Directors in Class I to serve until the 1997 Annual Meeting of Shareholders or until their successors are elected and qualify.

          2.  To consider and act upon a proposal to approve the 1994 Stock
              Plan.

          3. To consider and act upon a proposal to ratify the employment of Deloitte & Touche as the Company's auditor for 1994.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 2, 1994 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and at any adjournment thereof.

     Attention is directed to the Proxy Statement printed on the following pages.

                                            By order of the Board of Directors

                                            THOMAS E. NEELY, Clerk

March 24, 1994

                             YOUR VOTE IS IMPORTANT

             NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE

     PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                                   AUGAT INC.

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 1994

SOLICITATION OF PROXIES

     This Proxy Statement is being furnished on or about March 24, 1994 to all shareholders of Augat Inc. (the "Company") of record on March 2, 1994 in connection with the solicitation by the Board of Directors of the Company of proxies in the form enclosed, for use at the annual meeting of shareholders to be held on April 26, 1994, and at any adjournments thereof. Any proxy may be revoked at any time prior to its exercise by a written notification of such revocation addressed to the Clerk at the Company's principal office or by signing another proxy of a later date or by personally voting at the meeting of shareholders. The Company's principal office is at 89 Forbes Boulevard, Post Office Box 448, Mansfield, Massachusetts 02048. EACH PROXY WILL BE VOTED FOR ALL PROPOSALS IF NO CONTRARY INSTRUCTION IS INDICATED IN THE PROXY.

     The Annual Report of the Company for the year ended December 31, 1993 including financial statements is being sent to shareholders with this Proxy Statement, but is not to be considered a part of the proxy solicitation material.

     At the close of business on March 2, 1994, the record date for determining the shareholders entitled to vote at the annual meeting, there were outstanding 19,146,455 shares of the common stock, $.10 par value, of the Company entitled to vote with respect to the matters to be considered at the meeting. Each share has the right to one vote.

     A majority in interest of the issued and outstanding common stock entitled to vote constitutes a quorum at the annual meeting. The affirmative vote of the holders of a plurality of the shares of common stock present or represented at the annual meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present or represented at the annual meeting is required for the approval of the 1994 Stock Plan and the ratification of the selection by the Board of Directors of Deloitte & Touche as the Company's auditor for 1994. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

     The cost of soliciting proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072, to aid in the solicitation of proxies. For these services, the Company will pay Corporate Investor Communications, Inc., a fee of $4,500 and reimburse it for certain out-of-pocket disbursements and expenses. In addition, the officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. The Company will also request stockbrokers, banks and other fiduciaries to forward proxy material to their principals or customers who are the beneficial owners of shares, and will reimburse them for their expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 2, 1994, with respect to the beneficial ownership of the Company's common stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of common stock, (ii) each executive officer of the Company named in the Summary Compensation Table set forth in this Proxy Statement and
(iii) all directors and officers of the Company as a group.

                                                                                 PERCENT
                                                                                 OF
                                                               SHARES            OUTSTANDING
                          NAME AND ADDRESS                    BENEFICIALLY       COMMON
                         OF BENEFICIAL OWNER                   OWNED             STOCK(1)
                         -------------------                  ------------       -----------
          Norwest Corp.....................................   2,605,795(2)       13.5
            Norwest Center
            Sixth and Marquette
            Minneapolis, Minnesota 55479

          Fidelity Management & Research Group.............   2,494,320(2)       12.9
            82 Devonshire Street
            Boston, Massachusetts 02109

          Mitchell/Hutchins Institutional..................   1,482,800(2)        7.7
            Investors Inc.
            1285 Avenue of the Americas
            New York, New York 10019

          RCM Capital Management...........................   1,156,200(2)        6.0
            Four Embarcadero Center
            Suite 2900
            San Francisco, California 94111

          Marcel P. Joseph.................................    134,494(3)          .7
            Chairman of the Board of Directors, Chief
            Executive Officer and President

          Anthony F. Lefkowicz.............................     28,250(3)          (a)
            Vice President and General Manager
            Wiring Systems and Components Business

          Larry E. Buffington..............................     16,001(3)          (a)
            Vice President and General Manager
            Communication Products Business

          Ellen B. Richstone...............................     13,250(3)          (a)
            Vice President and
            Chief Financial Officer

          L. Ronald Hoover.................................      5,751             (a)
            Vice President and General Manager
            Interconnection Products Business

          All directors and officers as a group (22
            persons).......................................    371,709(4)         1.9

- ---------------

     (a) Less than one percent

     (1) Including as shares outstanding those which officers and directors may acquire within sixty days upon exercise of stock options.

     (2) The above information is based upon a Schedule 13D or 13G filed with the Securities and Exchange Commission as of December 31, 1993.

     (3) The amounts include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Marcel P. Joseph, 57,000 shares; Anthony F. Lefkowicz, 18,250 shares; Larry E. Buffington, 8,500 shares; Ellen B. Richstone, 6,250 shares.

     (4) The number of shares stated as being beneficially owned by all directors and officers as a group includes 168,375 shares with respect to which beneficial ownership may be acquired within sixty days, and includes an aggregate of 62,517 shares believed to be beneficially owned by spouses, relatives sharing their homes or by trusts with which directors or officers are associated. See footnotes to the information concerning directors on page 4. The inclusion of such shares does not constitute an admission by such directors or officers that they are beneficial owners of these shares.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The By-Laws of the Company provide that there shall be three classes of directors as nearly equal in number as possible, with one class elected each year to serve for a term of three years. The term of office of directors in Class I expires this year. Norton Q. Sloan, who has served as a Class I director since 1989, will not seek re-election to the Board at the annual meeting. The Board of Directors has set the number of directors in Class I at three, and it is proposed that the following individuals be elected to the Board of Directors in that class:

             Marcel P. Joseph, Alan J. Zakon and Bruce L. Crockett

     UNLESS THE ENCLOSED PROXY IS MARKED TO INDICATE A VOTE AGAINST ANY ONE OR MORE OF THE NOMINEES, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE TO ELECT AS DIRECTORS IN CLASS I THE INDIVIDUALS NAMED ABOVE.

     In the event that any nominee for election should become unavailable, the persons acting under the proxy may vote for the election of a substitute as may be determined by the Board of Directors or a vacancy may be left to be filled subsequently by the Board of Directors. The Company has no reason to believe that any nominee will become unavailable. The enclosed proxy cannot be voted for a greater number of persons than three.

     Information about each nominee and each other director whose term continues after the meeting and their beneficial ownership of the Company's common stock at March 2, 1994 is as follows:

                                                                             SHARES
                                                                               OF              PERCENTAGE
                                                                             COMMON            OF
                                                                  FIRST       STOCK            OUTSTANDING
                  NAME AND PRINCIPAL                              BECAME     BENEFICIALLY      COMMON
                      OCCUPATION                          AGE     DIRECTOR    OWNED            STOCK
- -------------------------------------------------------   ---     --------    -----------      -----------
Class I Nominees -- Term to Expire in 1994
     Marcel P. Joseph#.................................    58     1988       134,494(1)         .7
       Chairman of the Board,
       Chief Executive Officer and President
     Alan J. Zakon+#...................................    58     1989         9,250(2)         (a)
       Managing Director Bankers Trust Company
     Bruce L. Crockett*................................    49     1994           500            (a)
       President and Chief Executive Officer,
       COMSAT Corporation

                                                                                SHARES
                                                                                  OF             PERCENTAGE
                                                                                COMMON               OF
                                                                   FIRST         STOCK          OUTSTANDING
                  NAME AND PRINCIPAL                               BECAME     BENEFICIALLY        COMMON
                      OCCUPATION                          AGE     DIRECTOR       OWNED             STOCK
                  ------------------                      ---     --------    ------------      -----------
Class III Directors -- Term to Expire in 1995
     John N. Lemasters+*...............................    60       1988         8,000(2)           (a)
       Chairman, President and Chief Executive Officer,
       Computer Products, Inc.
     David V. Ragone+#.................................    63       1979         8,250(2)           (a)
       Partner -- Ampersand Specialty Materials
       Ventures and Senior Lecturer, Department of
       Materials Science, Massachusetts Institute of
       Technology
     Jerald G. Fishman+*...............................    48       1992         1,250(2)           (a)
       President and Chief Operating Officer,
       Analog Devices, Inc.
Class II Directors -- Term to Expire in 1996
     Samuel S. Dennis 3d+*.............................    83       1969        63,036(3)           (a)
       Sole owner of a Professional Corporation which
       is a partner of Hale and Dorr, Counsel for the
       Company
     Vernon R. Alden+*#................................    71       1979        14,500(2)(4)        (a)
       Director and Trustee of several organizations,
       Former Chairman, The Boston Company, Inc.
     Thomas L. King*#..................................    63       1993         1,000              (a)
       Chairman, President and Chief Executive Officer,
       Standex International Corporation
     John D. Curtin, Jr.*..............................    60       1994         2,000              (a)
       Executive Vice President, Cabot Corporation

- ---------------

      + Member of Compensation Committee

      * Member of Audit Committee

     # Member of Nominating Committee
- ---------------

     (a) Less than one percent
- ---------------

     (1) Includes 1,000 shares owned by Mr. Joseph's wife as to which he disclaims any beneficial interest and 57,000 shares which he has the right to acquire within 60 days upon the exercise of stock options.

     (2) For all directors (except for Messrs. Dennis and Joseph (see (1) above)), includes the beneficial ownership of options which may be exercised within sixty days as follows: Mr. Zakon -- 3,750 shares; Mr. Lemasters -- 7,500 shares; Mr. Ragone -- 2,500 shares; Mr. Fishman -- 1,250 shares; and Mr. Alden
- -- 11,250 shares.

     (3) Includes 59,836 shares held by trusts of which Mr. Dennis is a trustee in which neither Mr. Dennis nor any other director or officer has any beneficial interest.

     (4) Includes 1,500 shares owned by Mr. Alden's wife as to which he disclaims any beneficial interest.

     During the past five years each director has had the principal occupation or employment shown on the table except as follows:

     Mr. Lemasters has been Chairman of the Board, President and Chief Executive Officer of Computer Products, Inc. since March 8, 1988. From 1985 to 1987 he was President and Chief Executive Officer of Contel Corporation.

     Mr. Ragone has been Partner -- Ampersand Specialty Materials Ventures since April 1992 and was General Partner of Ampersand from May 1989 to April 1992. Since July 1987 he has been Senior Lecturer, Department of Materials Science, Massachusetts Institute of Technology.

     Mr. Joseph was elected Chairman of the Board effective February 28, 1989. He was elected Chief Executive Officer and President of the Company on February 29, 1988. For the period April 1985 to February 1988 he was with Communications Satellite Corporation where he served as Executive Vice President and President and Chief Operating Officer.

     Mr. Zakon has been Managing Director, Bankers Trust Company since May, 1989. Prior to that he was associated with the Boston Consulting Group for more than twenty years. He was elected Chairman of the Board of that firm in May, 1985 and for five years prior to that he was Chief Executive Officer.

     Mr. Fishman has been President and Chief Operating Officer of Analog Devices, Inc. since November, 1991 and he serves on its Board of Directors. He served as Executive Vice President of that corporation for the period August, 1988 to November, 1991. For the six years prior to that he was Group Vice President-Components with that corporation.

     Mr. King has been Chairman of the Board of Standex International Corporation since January, 1992, President of that corporation since August, 1984 and Chief Executive Officer of that corporation since July, 1985. He became a director of the Company and member of the Committees effective July, 1993.

     Mr. Crockett has been President and Chief Executive Officer of COMSAT since February, 1992 and he serves on its Board of Directors. He was President and Chief Operating Officer of that corporation for the period April 1991 to February, 1992. For the four years prior to that he was President COMSAT World Systems Division. He became a director of the Company and member of the Committee effective February, 1994.

     Mr. Curtin has been Executive Vice President of Cabot Corporation since October, 1992 and he serves on its Board of Directors. He was Executive Vice President and Chief Financial Officer of that corporation for the period July, 1989 to October, 1992. For the fifteen years prior to that he was President, Chief Executive Officer and a director of Curtin & Co., Incorporated. He became a director of the Company and member of the Committee effective February, 1994.

     In addition, certain of these individuals serve as directors of other publicly-held corporations as follows:

     Mr. Ragone is a director of Cabot Corporation and SIFCO Industries Incorporated.

     Mr. Dennis is a director of Standex International Corporation. He is sole owner of a professional corporation that is a partner of Hale and Dorr, which has acted as general counsel to the Company for a number of years.

     Mr. Alden is a director of Colgate-Palmolive Company, Digital Equipment Corporation, Intermet Corporation and Sonesta International Hotels Corp.

     Mr. Joseph is a director of Barnes Group Inc.

     Mr. Zakon is a director of Arkansas-Best Freight Corporation, Autotote Corporation, Hechinger Corporation and Laurentian Capital.

     Mr. Fishman is a director of Chipcom Corporation.

     Mr. Crockett is a director or trustee of funds of The AIM Management Group, Inc.

     Mr. Curtin is a director of American Oil and Gas Corporation and Imperial Holly Corporation.

BOARD AND COMMITTEE MEETINGS

     In 1993 the Company's Board of Directors held six meetings. Each incumbent director attended more than 75% of the aggregate number of such meetings and the number of meetings of committees of the Board of which he was a member.

     The Audit Committee, consisting of Messrs. Sloan (Chairman), Alden, Dennis, Fishman, King and Lemasters, held three meetings during the year. The Audit Committee reviews with the auditors the scope of the audit work performed and questions arising in the course of such work, and inquiries as to other pertinent matters such as the adequacy of internal accounting controls, financial reporting, security and personnel staffing.

     The Compensation Committee, which is responsible for determining the compensation for the key executives of the Company and its subsidiaries, held two meetings during the year. Its membership consists of Messrs. Alden (Chairman), Dennis, Fishman, Lemasters, Ragone and Zakon.

     The Nominating Committee, consisting of Messrs. Ragone (Chairman), Alden, Joseph, King and Zakon, held one meeting during the year. The duties of the Committee are to recommend the criteria for the composition and size of the Board and to seek out and recommend nominees for Directors to be submitted to a vote of shareholders. The Committee will consider nominees recommended in writing by shareholders if certain information is provided regarding the nominees. Recommendations must be received on or before November 24, 1994. Shareholders who wish to recommend nominees for directors should submit such recommendations to the Company's Clerk, 89 Forbes Boulevard, P.O. Box 448, Mansfield, Massachusetts 02048, who will forward such recommendations to the Nominating Committee.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1993 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PHILOSOPHY

     The Company's executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. This program seeks to enhance the profitability of the Company, and thereby enhance shareholder value, by linking the financial interests of the Company's executives with those of the shareholders. Under the guidance of the Company's Compensation Committee of the Board of Directors, the Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries.

     In applying this philosophy, the Compensation Committee has established a program to accomplish the following objectives:

     - attract and retain executives of outstanding abilities who are critical to the long-term success of the Company.

     - reward executives for achievement of internal Company goals as well as for Company performance relative to industry performance levels.

     - reward executives for long-term strategic management and the enhancement of shareholder value by providing equity ownership in the Company.

     Through these objectives, the Company integrates its compensation programs with its annual and long-term strategic planning.

EXECUTIVE COMPENSATION PROGRAM

     The Compensation Committee, which is comprised solely of non-employee Directors, approves the executive compensation program on an annual basis, including specified levels of compensation for all executive officers. The Company's executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental three elements:

     - a base salary that is determined by individual contributions and sustained performance within an established competitive salary range.

     - an annual cash bonus that is directly tied to corporate and business unit financial performance measures as well as the achievement of individual business-related objectives.

     - a long-term incentive program that rewards executives when shareholder value is created through an increase in the market value of the Company's common stock or through significant performance achievements that enhance the long-term success of the Company. Stock option grants and restricted stock unit awards focus executives on managing the Company from the perspective of an owner with an equity position in the business.

     Each of these three elements of compensation is discussed below.

     Base Salary. Base salary levels for the Company's executive officers are determined based primarily on salary levels at companies of comparable size within the electronics and electrical industry. Salary data for such determinations is obtained through established outside independent services, specializing in compensation surveys representing a significant number of comparable industry companies, including two companies within the Peer Group identified on page 12. Based upon these independent compensation surveys, the Company establishes a base salary range for each executive officer. The mid-point of each of the Company's executive officer's salary range is at least equal to the level of compensation for the comparable position reported in the surveys.

     Salaries for executive officers are reviewed by the Compensation Committee on an annual basis. In determining salary adjustments, the Compensation Committee considers individual performance and contributions to the Company as well as the executive officer's position within the base salary range.

     Annual Incentive Compensation. Annual incentives for the Company's executive officers are intended to reflect the Company's belief that management can make significant contributions to enhance shareholder value by achieving Company objectives and maximizing earnings. Accordingly, the Company has developed a management bonus plan that awards cash bonuses based on the achievement of certain objectives relating to profit-before-tax ("PBT"), earnings per share, sales and cash flow. Under this program, bonus awards consist of mandatory and discretionary segments, with such segments comprising 75% and 25%, respectively, of the potential award for each participant. The discretionary segment of an award is based on individual accomplishments measured against certain non-budgeted objectives (primarily inventory turns, accounts receivable, expenses, capital, customer service, market share, safety and environmental compliance and program management) and exceptional contributions to the Company.

     Bonuses for executive officers are awarded under this program based upon PBT and cash flow objectives at the corporate level and based on PBT, sales objectives and cash flow targets at the Company's various divisional levels. Each division of the Company is assigned PBT, sales and cash flow objectives, while overall PBT objectives, comprised of an aggregate of PBT objectives at the divisional levels, are set at the corporate level. Participants in the bonus program at the divisional level are subject to the above divisional objectives and, similarly, participants at the corporate level are subject to the above corporate level objectives. Bonuses for the Chief Executive Officer and Chief Financial Officer of the Company are based on PBT and earnings per share objectives at the corporate level.

     No participants are eligible for a bonus until a minimum threshold of 75% of the targeted objectives in any given year is achieved. Attainment of thresholds of 75%, 80% or 90%, respectively, of the targeted objectives results in bonus eligibility of 25%, 40% and 70%, respectively, of targeted bonus awards for such year. For each participant in the bonus program, targeted bonus awards in any given year are determined by multiplying a target incentive percentage by such participant's base salary. Target incentive percentages increase for higher positions within the Company.

     The Compensation Committee meets in February of each year to review the results for the prior fiscal year ending December 31. Bonuses, if any, are determined at this time and paid based on the prior year's performance. Bonuses were paid to three executive officers in 1993 based upon 1992 results. In February 1994, the Committee awarded bonuses to executive officers, including the Chief Executive Officer, based upon achieving certain objectives. Such bonus amounts are included in the Summary Compensation Table for each named executive.

     The Company believes that this bonus program provides an important link between shareholder value and incentives paid to executive officers.

     Long-Term Incentive Compensation. The Company's long-term incentive compensation program is implemented through the grant of stock options and restricted stock awards. This program is intended to align executive interests with the long-term interests of shareholders by linking executive compensation with shareholder enhancement. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a significant, long-term equity ownership position in the Company's Common Stock. Stock options are granted at prevailing market rates and will only have value if the Company's stock price increases in the future. Stock option grants vest in equal annual amounts over a five-year period. Further, executives must be employed by the Company at the time of vesting in order to exercise the options. To date, restricted stock awards have been minimal and have been limited to individuals whose performance the Company believes can significantly improve Company earnings.

     The Company employs a formula to determine the number of shares subject to option grants to executive officers in any given year. The targeted number of shares to be covered by such option grants to each participant is based upon a long-term compensation factor multiplied by base salary and then divided by the present value of an assumed discounted future appreciation of the Common Stock. The long-term compensation factor is based on the compensation survey data for similar positions with companies of comparable size in related industries, as discussed under "Annual Incentive Compensation" above.

     Stock option awards are determined in December of each year by the Compensation Committee (based upon the established range for each individual), upon consideration of management recommendations for each participant, financial results for the current fiscal year and prior stock option awards. With respect to the Chief Executive Officer, the Compensation Committee reviews his performance and determines an appropriate award, if any.

     Chief Executive Officer Compensation. The Compensation Committee evaluates the performance of the Chief Executive Officer on an annual basis and reports their assessment to the outside members of the Board of Directors. Their assessment of the Chief Executive Officer is based on a number of factors, including the following: achievement of short and long-term financial and strategic targets and objectives, considering factors such as sales, earnings per share and PBT; Company position within the industries in which it competes, including market share; overall economic climate and individual contribution to the Company.

     On January 3, 1991 the Company entered into an Employment Agreement with Mr. Joseph, which provides for a three-year term, commencing on March 7, 1991, renewable for subsequent two-year periods. This Agreement provides for a minimum annual base salary of $420,000 as well as retirement, insurance, medical and other fringe benefits. Mr. Joseph is also entitled to additional vesting under the Company's retirement plan in the event of a change in control or termination without cause. Before entering into this Agreement, an independent management compensation consulting group, engaged by the Compensation Committee, reviewed the proposed agreement and determined that the benefits to Mr. Joseph were comparable to commitments and incentives offered by other companies of similar size and that such Agreement was in the best interests of the Company's shareholders.

     Mr. Joseph's annual base salary was increased from $420,000 to $445,000 effective March 1, 1993. This increase in base salary was based upon the improvement of the financial performance of the Company in 1992 compared to 1991. In addition, Mr. Joseph was awarded options to purchase 70,000 shares of common stock in December, 1993 and a bonus of $350,000 in February, 1994, based on 1993 earnings per share increase of 131% and profit before taxes increase of 142% compared to 1992. Such bonus was determined based upon PBT and earnings per share objectives, as described above under "Annual Incentive Compensation."

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. The Company intends to comply with the provisions of Section 162(m).

                                COMPENSATION COMMITTEE

                                Vernon R. Alden, Chairman
                                Samuel S. Dennis 3d
                                Jerald G. Fishman
                                John N. Lemasters
                                David V. Ragone
                                Alan J. Zakon


                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief
Executive Officer and each of the Company's four other most highly compensated officers, based on salary and bonus earned during 1993.

                                                                                               LONG TERM
                                                       ANNUAL COMPENSATION                   COMPENSATION
                                             ----------------------------------------           AWARDS
                                                                               OTHER     ---------------------
                                                                              ANNUAL     RESTRICTED               ALL OTHER
                                                                              COMPEN-      STOCK                   COMPEN-
                                                                              SATION       AWARDS                  SATION
        NAME AND PRINCIPAL POSITION          YEAR    SALARY($)    BONUS($)    ($)(1)       ($)(2)      OPTIONS     ($)(3)
        ---------------------------          ----    ---------    --------    -------    ----------    -------    ---------
Marcel P. Joseph...........................  1993    $440,833     $350,000    $67,000     $ 60,150     70,000      $15,255
Chairman of the Board of Directors,          1992     420,000       --        45,000        --         60,000       19,781
Chief Executive Officer and President        1991     414,384       --          *           --         52,000        *

Anthony F. Lefkowicz.......................  1993     236,250     194,250       --          36,090     13,000        3,205
Vice President and General Manager           1992     225,000      17,500       --          --         19,000        4,398
Wiring Systems and Components Business       1991     199,428        *          *           17,520     19,000        *

Larry E. Buffington........................  1993     176,666     126,000       --          48,120     15,000        1,259
Vice President and General Manager           1992     160,000       --        17,568        --         19,000        --
Communications Products Business             1991      72,771 (4)   --          *           --           --          *

Ellen B. Richstone.........................  1993     200,000      90,000       --          --         11,000        --
Vice President and                           1992      80,769 (5)   --          --          66,900     25,000        --
Chief Financial Officer                      1991       --          --          *           --           --          *

L. Ronald Hoover...........................  1993     236,250       --          --          36,090      7,000        2,726
Vice President and General Manager           1992     225,000       --          --          41,175     19,000          521
Interconnection Products Business            1991      69,039 (6)   --          *           --         25,000        *

- ---------------

     (1) The amounts indicated for the named individuals include the incremental cost to the Company for executive benefit programs and expenses associated with use of a company car as follows: for 1993, Mr. Joseph, Executive Benefit, $22,700, Company car expenses, $13,800, tax reimbursements, $26,400. While other officers receive certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus. Information for years prior to 1992 is not required to be disclosed.

     (2) In March, 1993, the following named executive officers were awarded restricted stock in the indicated amounts and values (valued at $12.13 per share at March 1, 1993): Mr. Joseph, 5,000 shares, $60,150 value; Mr. Lefkowicz, 3,000 shares, $36,090 value; Mr. Buffington, 4,000 shares, $48,120 value; and Mr. Hoover, 3,000 shares, $36,090 value. These awards will vest over a three-year period. At December 31, 1993, the following named executive officers held restricted stock in the indicated aggregate amounts and values (valued at $18.25 per share at December 31, 1993): Mr. Joseph, 5,000 shares, $91,250 value; Mr. Lefkowicz, 3,000 shares, $54,750 value; Mr. Buffington, 4,000 shares, $73,000 value; Ms. Richstone, 6,000 shares, $109,500 value; and Mr. Hoover, 8,250 shares, $150,563 value. The values are calculated without giving effect to the diminution in value attributable to the restrictions on such stock. No dividends were paid in 1993 on the restricted stock reported in this column.

     (3) The amounts indicated for the named individuals include the portion of interest earned on certain deferred compensation above 120% of the applicable federal rate and the Company's matching contribution of the Company's common stock under the Savings and Retirement Plan as follows: Interest earned: Mr. Joseph, $12,481; Mr. Lefkowicz, $3,205; Mr. Hoover, $171; Savings and Retirement Plan contributions (valued at $18.25 per share at December 31, 1993): Mr. Joseph, 152 shares, $2,774 value (vested 100%); Mr. Buffington, 69 shares, $1,259 value (vested 20%); Mr. Hoover, 140 shares, $2,555 value (vested 20%).

     (4) Mr. Buffington became employed by the Company in August 1991. Such amount includes a hiring bonus of $10,000.

     (5) Ms. Richstone became employed by the Company in November 1992. Such amount includes a hiring bonus of $50,000.

     (6) Mr. Hoover became employed by the Company in December 1991. Such amount includes a hiring bonus of $50,000.

     * Under the Commission's transition rules, no disclosure required.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in calendar year
1993 to each of the named executive officers.

                                                             INDIVIDUAL GRANTS
                                            ----------------------------------------------------       POTENTIAL REALIZABLE
                                             NUMBER OF     % OF TOTAL                                    VALUE AT ASSUMED
                                            SECURITIES       OPTIONS                                  ANNUAL RATES OF STOCK
                                            UNDERLYING     GRANTED TO     EXERCISE                    PRICE APPRECIATION FOR
                                              OPTIONS       EMPLOYEES     OR BASE                         OPTION TERM(2)
                                              GRANTED       IN FISCAL      PRICE      EXPIRATION    --------------------------
                      NAME                    (#)(1)          YEAR         ($/SH)        DATE         5% ($)        10% ($)
                      ----                  ----------     ----------     --------    ----------      ------        -------
    Marcel P. Joseph........................    70,000         21.3%       $16.88      12/17/98     $   331,100   $    721,000
    Anthony F. Lefkowicz....................    13,000          4.0%        16.88      12/17/98          61,490        133,900
    Larry E. Buffington.....................    15,000          4.6%        16.88      12/17/98          70,950        154,500
    Ellen B. Richstone......................    11,000          3.3%        16.88      12/17/98          52,030        113,300
    L. Ronald Hoover........................     7,000          2.1%        16.88      12/17/98          33,110         72,100
    --------------------------------------------------------------------------------------------------------------------------
    All Shareholders........................       N/A          N/A           N/A           N/A      89,946,000    195,865,000
    All Optionees...........................   328,525          100         15.38            --       1,416,000      3,081,000
    Optionee Gain as % of all Shareholders
    Gain....................................       N/A          N/A           N/A           N/A            1.6%           1.6%
    --------------------------------------------------------------------------------------------------------------------------

- ---------------

     (1) The options set forth above become exercisable on a cumulative basis in installments as to 25% of the shares commencing one year after the date of grant with the balance becoming exercisable in three installments of 25% per year thereafter.

     (2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table provides information on Option/SAR exercises in calendar year 1993 by the named executive officers and the value of such officers' unexercised Options/SARs at December 31, 1993.

                                                                           NUMBER OF
                                                                     SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                      UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                                                         AT FY-END (#)                  AT FY-END ($)(1)
                               SHARES ACQUIRED       VALUE        ----------------------------    ----------------------------
            NAME               ON EXERCISE (#)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----               ---------------    ------------    -----------    -------------    -----------    -------------
Marcel P. Joseph.............      141,000          $726,600         57,000         154,000        $ 416,600       $ 733,200
Anthony F. Lefkowicz.........       50,250           233,200         18,250          41,000          135,500         232,000
Larry E. Buffington..........        3,750            25,800          8,500          36,750           53,800         159,200
Ellen B. Richstone...........      --                 --              6,250          29,750           43,800         146,400
L. Ronald Hoover.............        6,250            30,100         11,000          33,750           86,300         213,200

- ---------------

     (1) The closing price for the Company's common stock as reported by the New York Stock Exchange on December 31, 1993 was $18.25 per share. Value is calculated on the basis of the difference between the option exercise price and $18.25 multiplied by the number of shares of common stock underlying the option.

STOCK PERFORMANCE GRAPH

     The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock during the five years ended December 31, 1993 with the cumulative total return on the S&P 500 Index and Peer Group Index. The Peer Group Index consists of Amp, Inc., Amphenol Corp., Methode Electronics, Inc., Molex Inc., Robinson Nugent Inc. and Thomas & Betts Corp. The comparison assumes $100 was invested on January 1, 1988 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

      Measurement Period
    (Fiscal Year Covered)         Augat Inc.        S&P 500       Peer Group
1988                                    100.00          100.00          100.00
1989                                    117.16          131.69          103.46
1990                                     85.42          127.60          106.57
1991                                     82.60          166.47          149.19
1992                                    107.03          179.25          152.77
1993                                    169.85          197.21          178.14

SEVERANCE AGREEMENTS

     On September 19, 1989, the Board of Directors of the Company approved Severance Agreements for all corporate officers elected by the Board of Directors. The Board has further provided that the Severance Agreements may be extended to other executives subject to its approval.

     The purpose of the Agreements is to assure the continued dedication of such executives of the Company to their duties in the event of an unsolicited tender offer. In the event of a "change in control" of the Company, and the termination of the executive's employment by the Company at any time within the 36-month period thereafter (other than for cause or disability) or by the executive for good reason (as defined in the Agreement), the executive shall be eligible to receive a cash severance payment equal to the executive's full base salary plus any other amounts earned through the date of termination, plus an additional lump sum cash payment equal to one-twelfth of the executive's annual base salary and bonuses multiplied by the number of months remaining after the date of termination in the 36-month period that commenced upon the date of the change in control; provided, however, that the minimum payment will be 12 months if the termination occurs within the 36-month period after a change in control. In addition, for 12 months after termination, the Company shall arrange to provide each executive with life, disability, accident and health insurance benefits similar to those previously maintained (subject to offset for any equivalent benefits obtained from another employer during this period).

     A "change in control" for the purpose of the Agreements includes any change in control during the term of the Agreement. A change in control will be deemed to have occurred if (a) a person acquires 30% or more of the voting power of the Company's Common Stock, (b) if during any two consecutive years ending during the term of the Agreement the Board members at the beginning of such period cease to constitute a majority of the Board, (c) the stockholders approve a merger or consolidation (other than recapitalizations or where the Company's stock would represent more than 80% of the voting power of the resulting or surviving entity), or (d) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale of all or substantially all of the Company's assets.

DIRECTORS' COMPENSATION

     The Company's directors who are not full-time employees of the Company are reimbursed for their expenses and receive a fee of $13,500 per year. In addition, all such directors are compensated at the rate of $800 for each directors' meeting attended and $700 for each committee meeting attended, with the Chairmen of the various committees being compensated at the rate of $875 for each meeting attended. Each non-employee director receives a mandatory grant of options to purchase 5,000 shares of common stock at fair market value, on the date he or she is elected, or reelected, to the Board of Directors. Such options are for a five year term and vest 25% after one year with an additional 25% for each subsequent year. Non-employee directors are not eligible to receive awards of restricted stock, stock appreciation rights or any other options.

     Under a deferred compensation plan for directors, each director has an option to make an annual election to defer his compensation as a director and to receive the deferred amounts in shares of the Company's common stock or cash either after he ceases to be a director or after he retires from his principal occupation. All deferred compensation is credited quarterly in shares of stock of the Company based on their market value on the last day of each quarter. Dividends paid by the Company are credited to the participants in the plan in amounts equal to the cash dividends which the participant would have received had he been the owner of the number of shares credited to his stock unit account on the dates of payment. Mr. Lemasters elected to participate in this plan for 1993. As of December 31, 1993 Mr. Lemasters had deferred stock units of 8,119.

RETIREMENT PROGRAM

     The Company maintains a non-contributory Pension Plan (the "Plan") for the benefit of its domestic employees. Eligible employees with one year of service who have reached age 21 are covered by the Plan, which provides for pension payments after retirement or termination of employment after reaching age 65 or completion of five years of vested service.

     Plan benefits are based on an employee's years of benefit service and five-year average of base compensation rates in the years prior to retirement or termination. Generally, the Plan provides for an annual life annuity benefit upon retirement at age 65 equalling .95% of average compensation up to Social Security Covered Compensation plus 1.35% of average compensation in excess of Social Security Covered Compensation for each year of benefit service (up to 35 years). The Plan includes certain minimum benefit guarantees based upon prior benefit formulas.

     The Company also maintains a Supplementary Employee Retirement Plan (the "SERP") for the benefit of its executives designated by the Board. The aggregate annual pension payable from the SERP and the Plan is 60% of highest base salary plus 50% of the management bonus earned in the same calendar year, in any of the last five years of employment, prorated if service is less than 15 years, reduced by 100% of Social Security and other qualified plan benefits. Such benefits, unless optional forms are chosen, are paid as a life annuity, or as a joint and survivor annuity, if the participant is married, at age 62.

     The table below shows the aggregate annual pension that would be payable under the Plan and the SERP, prior to deduction for Social Security, under various assumptions as to highest Plan salary and years of benefit service.

                                    PENSION PLAN TABLE
                                    ------------------
                                                         YEARS OF BENEFIT SERVICE
                                          --------------------------------------------
HIGHEST PLAN SALARY                              5                 10           15 OR MORE
- -------------------                           ---------        ---------        ----------
$160,000 ..................................   $  32,000        $  64,000         $  96,000
 260,000 ..................................      52,000          104,000           156,000
 360,000 ..................................      72,000          144,000           216,000
 460,000 ..................................      92,000          184,000           276,000
 560,000 ..................................     112,000          224,000           336,000
 660,000 ..................................     132,000          264,000           396,000

     The salary used for the Plan and the SERP as of December 31, 1993 and the approximate number of years of benefit service as of December 31, 1993 for officers named in the table under Executive Compensation are: Marcel P. Joseph $595,000, 6 years; Anthony F. Lefkowicz $262,500, 6 years; Larry E. Buffington $223,000, 2 years; Ellen B. Richstone $245,000, 1 year; and L. Ronald Hoover $225,000, 2 years.

                   PROPOSAL 2 -- APPROVAL OF 1994 STOCK PLAN

     On February 15, 1994, the Board adopted, subject to shareholder approval, the Company's 1994 Stock Plan (the "1994 Plan"). Under the terms of the 1994 Plan, the Company is authorized to make awards of restricted stock and to grant incentive and non-statutory options to employees and directors of the Company to purchase up to 750,000 shares of common stock, none of which have been granted as of March 1, 1994. Any shares of the Company's common stock issued pursuant to the 1994 Plan which are returned to the Company shall be available for future awards under the 1994 Plan. The purpose of the 1994 Plan is to ensure that the Company may continue to attract and retain key employees and directors who are expected to contribute to the Company's growth and success. The maximum number of shares of common stock for which options and restricted stock awards may be granted under the Plan to any one individual during any calendar year is 70,000 shares for the Chief Executive Officer and 30,000 shares for all other individuals.

     Because option grants under the 1994 Plan are discretionary, the Company cannot now determine the number of options to be received by any particular current executive officer, by all current executive officers as a group or by nonexecutive officer employees or directors as a group. The number of such options shall be determined by the Compensation Committee of the Board of Directors, pursuant to the terms of the 1994 Plan. For additional information concerning the ownership of options by the named executive officers of the Company, see "Executive Compensation" above.

     No restricted stock award shall be made if the award would cause the number of shares subject to restricted stock awards under the Plan to exceed 3% of the total outstanding shares of the Company's common stock.

     The following summary of the 1994 Plan is qualified in its entirety by the full text of the 1994 Plan, a copy of which may be obtained by stockholders of the Company upon request directed to the Company's Treasurer at 89 Forbes Boulevard, Mansfield, Massachusetts 02048.

ELIGIBILITY

     All officers, directors and employees of the Company and its subsidiaries are eligible to receive incentive stock options, non-statutory stock options and restricted stock awards under the 1994 Plan. Non-employee directors are only eligible to receive a mandatory grant of options to purchase 5,000 shares of common stock, at fair market value, on the date he or she is elected or reelected to the Board of Directors. Mandated options vest 25% after one year with an additional 25% vesting for each subsequent year. An award of mandated options will be reduced to the extent that a non-employee director receives a grant of mandated options under another stock option plan maintained by the Company. Non-employee directors are not eligible to receive awards of restricted stock or any other options.

STOCK OPTIONS

     Administration, Option Exercise and Price. The 1994 Plan will be administered by a committee of at least two non-employee Directors which will designate the optionees, option prices, dates of grant and terms of exercise. On or after the first meeting of shareholders at which Directors are to be elected that occurs after July 1, 1994, the committee members must also qualify as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. Any construction or interpretation of the terms and provisions of the 1994 Plan by such committee shall be final and conclusive. Incentive and non-statutory options issuable under the 1994 Plan shall expire no later than 5 years from the date of grant. The exercise price may not be less than 100% of the fair market value for incentive stock options and non-statutory options granted to employees; provided, that the exercise price for an incentive stock option awarded to a person owning 10% or more of the Company's common stock may not be less than 110% of fair market value. Options granted under the 1994 Plan may provide for the payment of the exercise price of such options by the delivery of a check to the order of the Company in an amount equal to the exercise price of such options, or by delivery to the Company of shares of common stock of the Company already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or by any combination of such methods of payment.

     It is expected that options granted under the 1994 Plan will generally be exercisable on a cumulative basis in installments as to 25% of the shares commencing one year after the date of grant with the balance becoming exercisable in three installments of 25% per year thereafter. Options are not assignable or transferable except by will or the laws of descent and distribution. An optionee may exercise the option, to the extent vested, up to three months after the optionee ceases to be an employee, or up to four and one-half years after the optionee's termination or retirement from the Board of Directors in the case of mandated options to non-employee directors. If the optionee becomes disabled, the optionee may exercise the option for a period of six months after the date the optionee ceases to be employed by the Company because of such disability. If the optionee dies while an employee of the Company, the optionee or the optionee's representative may exercise the option, during the year following the optionee's death.

     Special Provisions for Incentive Stock Options. In accordance with the provisions of the Tax Reform Act of 1986, the 1994 Plan provides that no incentive stock option granted under the 1994 Plan can, together with any other incentive stock option granted under any other plan, become exercisable for the first time in any one calendar year for shares of common stock with an aggregate fair market value (at the date of grant) of more than $100,000.

RESTRICTED STOCK AWARDS

     Restricted stock awards entitle the participant to purchase common stock from the Company under terms which provide for vesting over a period of at least three years and a right of repurchase of unvested stock when the recipient's relationship with the Company terminates. The Committee selects the recipients of restricted stock awards and (i) determines the number of shares of common stock to be issued and sold to the recipient, (ii) the price, which can be less than the fair market value, but not less than par value, of the common stock, and (iii) the vesting schedule for such shares. No vesting may occur until three years have elapsed from the date of grant. The Committee may also subject a grant to such additional conditions as it deems necessary to obtain and receive a tax deduction for the Company. The recipient may not sell, transfer or otherwise dispose of such stock until it vests. The price set by the Board shall be paid in cash or by check payable to the order of the Company at the time that the award is accepted by the recipient. Upon termination of the recipient's employment with the Company, whether such termination is voluntary or involuntary, with or without cause, or because of the death or disability of the recipient, the Company shall have the right and option for a period of three months following any such termination to repurchase for cash those shares which are not vested on the termination date at a price equal to their original purchase price. It is anticipated that the repurchase right will generally terminate as to 100% of the shares three years from the date of the award.

NO REPRICING

     The Board has no authority, with or without the consent of affected option holders, to cancel outstanding options and issue new options with a lower exercise price in substitution for the cancelled options.

MERGERS, ETC.

     In the event (a) of any merger or consolidation in which the outstanding shares of common stock are exchanged for securities, cash or property of a third party (other than any merger or consolidation with any wholly-owned subsidiary of the Company), (b) that all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other person or entity, or (c) of a liquidation of the Company, the Board, or the board of directors of any corporation assuming the obligations of the Company, shall provide for such successor corporation to assume the obligations of the Company with regard to awards and, as to outstanding options, shall provide that all outstanding options shall become exercisable in full immediately prior to such event (except as otherwise provided in the option agreement) and shall either (i) provide that all unexercised options shall be assumed, or equivalent options shall be substituted by the acquiring or successor corporation (or an affiliate thereof), provided that any such options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Internal Revenue Code (the "Code"), or (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such merger, consolidation, acquisition, reorganization or liquidation unless exercised by the optionee within a specified number of days (but not less than fifteen days) following the date of such notice.

     The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board considers appropriate in the circumstances.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board may at any time amend or modify the terms of the 1994 Plan in any respect except that, without the approval of the shareholders of the Company, the Board may not materially increase the benefits accruing to participants under such plan, materially increase the number of shares which may be issued under such plan, increase individual limits on grants of options or restricted stock units, or materially modify the requirements as to eligibility for participation under such plan.

WITHHOLDING TAXES AND NET EXERCISE OPTIONS

     Subject to the discretion of the Company, an optionee may elect to satisfy federal, state or local withholding tax requirements incurred in connection with the exercise of an option, in whole or in part, by (i) causing the Company to withhold shares of common stock which would otherwise be issued to the optionee pursuant to the exercise of an option, or (ii) delivering to the Company shares of common stock already owned by the optionee.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the federal income tax treatment of incentive stock and non-statutory options.

     Non-Statutory Stock Options. No taxable income is recognized by the optionee upon the grant of a non-statutory stock option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price. However, on the exercise of such option by an officer or director of the Company, no income will be recognized by such optionee until the sale of the stock would not subject the officer to suit under
Section 16(b) of the Securities Exchange Act of 1934, and the income then recognized will include any appreciation in the value of the shares during such period unless the officer or director makes an election under Section 83(b) of the Code to have the difference between the exercise price and fair market value at the time of exercise recognized as ordinary income as of the time of exercise. The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

     Incentive Stock Options. As in the case of non-statutory options, no taxable income will be recognized by the optionee upon the grant of an incentive stock option. However, unlike non-statutory options, no taxable income will be recognized by the optionee upon the exercise of an incentive stock option, and no corresponding expense deduction will be available to the Company. Generally, if an optionee holds shares acquired upon the exercise of incentive stock options for the later of (i) two years from the grant of the option, or (ii) one year from the date of transfer of the purchased shares to the optionee (the "Statutory Holding Period"), any gain recognized by the optionee on a subsequent sale of such shares will be treated as long-term capital gain. The gain recognized upon the sale of the stock is the difference between the option price and the sale price of the stock. The net federal income tax effect on the holder of incentive stock options is to defer, until the stock is sold, taxation of any increase in the stock's value from time of grant to the time of exercise, and to treat such increase as capital gain.

     If the optionee sells the shares prior to the expiration of the Statutory Holding Period, the optionee will realize income taxed at ordinary income tax rates in an amount equal to the lesser of (i) the value of the shares on the date of exercise less the option price, or (ii) the amount realized on the date of sales less the option price, and the Company will receive a corresponding business expense deduction. The amount by which the proceeds of sale exceed the fair market value of shares on the date of exercise will be treated as long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. In the case of a sale where a loss, if sustained, would have been recognized, the amount of the optionee's income, and the amount of the Company's corresponding expense deduction, will not exceed the difference between the sale price and the adjusted basis of the shares.

     For purposes of the "alternative minimum tax" applicable to individuals the exercise of an incentive stock option is treated the same as a non-qualified stock option. Thus, in the year of option exercise an optionee must generally include in his alternative minimum taxable income the difference between the exercise price and the fair market value of the stock on the date of exercise, and in the year of sale any additional gain or loss is included in alternative minimum taxable income. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income at a rate of 26% or 28%, depending on the amount of alternative minimum taxable income, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

     If an optionee transfers "statutory option stock" (which includes stock acquired through the exercise of an incentive stock option) to exercise stock options prior to the expiration of the applicable holding periods, the optionee will recognize ordinary income and the Company will receive a corresponding business expense deduction in an amount equal to the lesser of (i) the fair market value of the statutory option stock on the date it was acquired less its exercise price, or (ii) the fair market value of such statutory option stock on the date of the exchange less its adjusted basis. The amount by which the fair market value of the statutory option stock on the date of the exchange exceeds the fair market value on the date it was acquired will be treated as long-term or short-term capital gain.

     Restricted Stock Awards. If an award is subject to forfeiture provisions and restrictions on transfer (a "Restricted Award"), neither the Company nor the recipient of an award will realize any federal tax consequences at the time such award is granted under the 1994 Plan unless the recipient makes an election under Section 83(b) of the Code. If the recipient of a Restricted Award makes a
Section 83(b) election within 30 days of the date of grant, or if the recipient is granted an award that is not subject to forfeiture provisions and restrictions on transfer, then the recipient will recognize ordinary income, for the year in which the award is received, in an amount equal to the difference between the fair market value of the common stock at the time the award is made and the purchase price paid for the common stock. If the Section 83(b) election is not made with respect to a Restricted Award, the recipient will recognize ordinary income, at the time that the forfeiture provisions and restrictions on transfer lapse (or, if later, the earliest date upon which an officer would be able to sell such stock without being subject to suit under Section 16(b) of the Securities Exchange Act of 1934), in an amount equal to the difference between the fair market value of the common stock at that time and the original purchase price per share. If the recipient holds the stock for more than one year, the recipient will recognize capital gain at the time of sale on the difference between the basis (the price paid plus any taxed amount) and the sales price. The Company will be entitled to deduct, as compensation expense, the same amount as the recipient shall include as ordinary income and such deduction shall take place in the Company's tax year which includes the last day (generally December
31) of the recipient's tax year in which the income is recorded for federal tax purposes.

     Compliance with Internal Revenue Code Section 162(m). As noted above, in the discussion on page 9, the Compensation Committee intends to comply with the provisions of Section 162(m).

RECOMMENDATION

     The 1994 Plan will not be effective unless approved by the affirmative vote of a majority of the shares of common stock present or represented by proxy at the annual meeting. The Board of Directors believes that the 1994 Plan should be approved in order to assist the Company in attracting and retaining employees of ability. The Board recommends a vote FOR the proposal.

              PROPOSAL 3 -- RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected Deloitte & Touche to act as the Company's auditor for the current fiscal year, subject to the ratification of such selection by the shareholders at their annual meeting. Proxies will be voted in favor of such ratification unless a contrary intent is indicated.

     Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in proxy materials for the 1995 Annual Meeting should be addressed to the Company's Clerk, 89 Forbes Boulevard, P.O. Box 448, Mansfield, Massachusetts 02048 and must be received on or before November 24, 1994.

OTHER MATTERS

     Management knows of no other matters which may come before the meeting. If any other matters are properly presented, it is the intention of the persons named in the proxy to vote or otherwise act in accordance with their best judgment.

EACH YEAR THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS REPORT INCLUDES A COPY OF THE COMPANY'S AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1993 AS WELL AS ADDITIONAL DESCRIPTION OF THE BUSINESS, FINANCIAL DATA, ETC. ANY SHAREHOLDER MAY OBTAIN A COPY OF THE 10-K REPORT WITHOUT EXHIBITS AT NO CHARGE BY WRITING TO ELLEN B. RICHSTONE, AT AUGAT INC., 89 FORBES BOULEVARD, POST OFFICE BOX 448, MANSFIELD, MASSACHUSETTS 02048.

                                            By order of the Board of Directors

                                            THOMAS E. NEELY, Clerk

March 24, 1994

PROXY                           AUGAT, INC.                             PROXY
                        ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints Marcel P. Joseph and Thomas E. Neely, and each of them with full power of substitution to represent and vote all shares of stock which the undersigned would be entitled to vote, if personally present at the Annual Meeting of Shareholders of Augat Inc. to be held at The Enterprise Room, State Street Bank and Trust Company, 5th Floor, 225 Franklin Street, Boston, Massachusetts, on Tuesday, April 26, 1994 at 1:30 P.M. Eastern Time and at any adjournments thereof, with respect to the matters indicated on this proxy.

        THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 UNLESS
INSTRUCTIONS TO THE CONTRARY ARE INDICATED ON THE REVERSE SIDE OF THIS CARD.

                 (Continued and to be signed on reverse side)

                             FOLD AND DETACH HERE
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    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

PROPOSAL NO.1.          The Election of three Directors in Class I. Check the box marked "Withheld" if you wish to withhold your vote with respect to any individual nominee or nominees, and write his or their names in the space provided.
  FOR   WITHHELD        NOMINEES: Marcel P. Joseph, Alan J. Zakon and Bruce L. Crockett
                        INSTRUCTIONS: To withhold authority to vote for one or more individual nominees write their names in the space provided below.

  / /      / /          ----------------------------------------------------------------------------------------------------------

PROPOSAL NO 2.          PROPOSAL NO. 3. A proposal to ratify                     In their discretion, the proxies are authorized
Approval of 1994        the selection of Deloitte &                             to vote upon such other matters as may come before
Stock Plan.             Touche as the Company's auditor.                        the meeting or any adjournment thereof.

FOR  AGAINST ABSTAIN    FOR  AGAINST ABSTAIN

/ /    / /     / /      / /    / /     / /

                                                                                Dated: _____________________________________, 1994
                                                                                __________________________________________________
                                                                                __________________________________________________
                                                                                                (sign above)
                                                                                Please sign exactly as your name appears opposite.
                                                                                Each joint owner must sign.

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